EXHIBIT 10.1

AMENDED AND RESTATED EXECUTIVE RETENTION AGREEMENT

This Amended and Restated Executive Retention Agreement (the “Agreement”) is made and entered by and between me, Mark Tucker (for myself, my spouse, family, beneficiaries, agents, and attorneys) (jointly, “Executive”) and Aerojet Rocketdyne Holdings, Inc. and Aerojet Rocketdyne, Inc. (collectively, the “Company”) as of October 31, 2019 (the “Effective Date”).

WHEREAS, the Company and the Executive previously entered into that certain Executive Retention Agreement dated December 6, 2018 (the “Original Agreement”);

WHEREAS, the Company has employed Executive as the Chief Operating Officer, and wishes to extend the Original Agreement and continue to employ him in that role through at least December 31, 2020 (the “Retention Period”); and

WHEREAS, the Company wishes to reward Executive for remaining employed for the Retention Period and making particular contributions toward the success of the Company during that time; and

WHEREAS, both the Company and Executive desire to amend, delete, replace and modify certain provisions of the Original Agreement, and to restate the Original Agreement in its entirety, as hereinafter set forth.

NOW THEREFORE, in consideration of the covenants set forth in this Agreement, Company and Executive, each intending to be legally bound, hereby agree as follows:

1.	Retention Consideration. In consideration for the Executive (A) remaining employed with the Company throughout the Retention Period, and (B) performing the duties described in Section 2, Executive will retain the title of Chief Operating Officer and will receive the following:

a.	Compensation During Retention Period.

(i)	Base Salary. The Company shall continue to pay Executive his base salary at the level in effect as of the Effective Date, through and including December 31 2019, less applicable withholdings and in accordance with the Company’s payroll procedures. As of January 1, 2020, Executive’s annual base salary shall be increased by ten percent (10%) to $540,475.00, less applicable withholdings and in accordance with the Company’s payroll procedures. Executive shall not otherwise be eligible for any adjustment to his base salary, including in connection with the annual review of base salaries by the Organization and Compensation Committee (the “Committee”) of the Board of Directors of Aerojet Rocketdyne Holdings, Inc., at the discretion of the Committee. In the event that the Termination Date occurs before December 31, 2020, and Executive’s termination qualifies as an Eligible Early Termination, Executive shall be paid a lump sum equal to the base salary he would have earned from the Termination Date up to and including December 31, 2020.

Page 1 of 8	INITIALS
Executive: MT
Company: NS

(ii)	Short-term Incentive Program. Executive shall be entitled to participate in the Short-Term Incentive Program (“STIP”) for fiscal years 2019 (payable in 2020) and 2020 (payable in 2021). Executive shall participate in the STIP in accordance with the performance measures established by the Committee, and will receive payment of any STIP award based upon the Committee’s determination regarding achievement of the STIP goals. With regard to the STIP payout for fiscal year 2019 (payable in 2020), an individual target percentage of seventy-five percent (75%) of Executive’s base compensation is hereby established. Executive understands that any payout under the STIP will be consistent with other participants in the AJRD Holdings Inc. STIP and, subject to Section 15 below, would be made at the time the Company approves and authorizes payments to those eligible under the STIP. Notwithstanding any provision contained herein to the contrary, for the STIP payment for 2020 (payable in 2021), in the event that Executive shall not have been terminated for Cause, Executive shall be guaranteed a payout computed as two hundred percent (200%) of an individual target of seventy-five percent (75%) of his base compensation; provided, however, that any STIP payout for 2020 will be pro-rated based on full months of service.

(iii)	Long-Term Incentive Program. Executive shall continue to participate in the Long-Term Incentive Program in 2020, but at a reduced level reflecting Executive’s planned departure prior to the end of the normal three-year performance period.

(iv)	Accrued Vacation. Executive shall continue to accrue vacation in accordance with the Company’s generally applicable vacation policy, as such policy may be amended from time to time, and be paid a lump sum equal to all accrued but unused vacation upon his Termination Date.

(v)	Benefits. Executive shall continue to be eligible to participate in the Company’s medical, dental and other similar employee benefit programs, in accordance with the provisions of any such plans, as the same may be in effect from time to time.

b.	Accelerated Vesting of Equity Grants at Conclusion of Retention Period.

(i)	Subject to subparagraph (ii), if Executive (A) remains employed throughout the Retention Period, and (B) has successfully performed the duties described in Section 2, the Company will accelerate vesting of certain equity grants which have been previously awarded or may in the future be awarded to Executive under the Company’s Long Term Incentive Program, which vesting will occur on the day after Executive’s last day to revoke the General Release. In addition, for the purpose of determining the duration of any stock appreciation rights or stock options included in such equity grants, Executive’s termination of employment at the end of the Retention Period shall be considered to be retirement from the Company. For the avoidance of doubt, Exhibit A lists all currently outstanding and possible future equity grants and sets forth their vesting terms in accordance with this provision.

Page 2 of 8	INITIALS
Executive: MT
Company: NS

(ii)	Accelerated vesting of equity grants under any of the provisions herein, including Sections 1(b)(i), (iv) and (v), is conditioned on Executive’s execution and delivery of general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns (the “General Release”), in the form attached hereto as Exhibit B, on or after his Termination Date.

(iii)	No Accelerated Vesting For Voluntary Termination or Termination for Cause. The Company shall not accelerate the vesting of any equity grants in the event that prior to December 31, 2020, (a) Executive resigns or otherwise voluntarily terminates his employment with the Company, or (b) the Company terminates Executive for Cause (as hereinafter defined).

(iv)	Accelerated Pro Rata Vesting for Eligible Early Termination Due to Death or Disability. The Company shall accelerate the vesting of any equity grants on a pro rata basis in the event that prior to December 31, 2020, Executive’s termination qualifies as an Eligible Early Termination (as hereinafter defined) due to death or disability.

(v)	Accelerated Vesting for Eligible Early Termination Other Than Due to Death or Disability. The Company shall accelerate the vesting of any outstanding equity grants in the event that prior to December 31, 2020, Executive’s termination qualifies as an Eligible Early Termination (as hereinafter defined) for any reason other than due to death or disability.

2.	Duties During Retention Period. As consideration for the retention compensation described in Section 1, during the Retention Period, Executive shall (i) continue to perform the duties of Chief Operating Officer; (ii) lead the effort to transition duties to a Senior Vice President of Defense; (iii) lead the efforts to identify, hire and transition duties to a Chief Operating Officer who will take over Executive’s role in a similar scope; (iv) lead the efforts to identify, hire and transition duties to a Vice President of Contracts; and (v) continue to lead enterprise-wide efficiency and ARBOS efforts such as the streamlining of Company policies, directives and command media.

3.	Timing of Post-Termination Payments. Upon a Termination for any reason, Executive shall be entitled to the following amounts which shall be paid within thirty (30) days unless otherwise required by law: (i) payment of his Base Compensation up to and including the Termination Date; (ii) payment in lieu of any accrued but unused vacation time, in accordance with the Company’s vacation policy; and (iii) payment of business expenses timely submitted for reimbursement in accordance with the Company’s reimbursement policy.

Page 3 of 8	INITIALS
Executive: MT
Company: NS

4.	Effect of Any Accelerated Payments In the Event of a Change in Control: Executive understands that any consideration that is payable or vests on an accelerated basis under this Retention Agreement as of his Termination Date would be considered severance benefits for purposes of Section 7(a) of the Aerojet Rocketdyne Holdings Inc. Change in Control Policy.

5.	Definitions.

a.	Cause. For purposes of this Agreement, the term “Cause” shall mean that Executive: (A) pleads “guilty” or “no contest” to or is indicted for or convicted a felony under federal or state law or as a crime under federal or state law which involves Executive’s fraud or dishonesty; (B) in carrying out his duties, engages in conduct that constitutes gross negligence or willful misconduct; (C) fails to reasonably perform the responsibilities of his position (such reasonable performance shall be evaluated based on effort); (D) engages in misconduct that causes material harm to the reputation of the Company; or (E) materially breaches any term of this Agreement or written policy of the Company, provided that if the Company provides written notice of Cause pursuant to (C) through (E), the Executive shall be given thirty (30) days from the date of such written notice to cure such conduct.

b.	Disability. For purposes of this Agreement, the term “Disability” shall mean that Executive becomes physically or mentally unable to perform his duties hereunder and such incapacity has continued for a total of ninety (90) consecutive days or any one hundred eighty (180) days in a period of three hundred sixty-five (365) consecutive days.

c.	Termination Date. For purposes of this Agreement, the term “Termination Date” shall mean the date that Executive’s employment with the Company shall terminate, pursuant to Section 1 or otherwise.

d.	Eligible Early Termination. For purposes of this Agreement, the term “Eligible Early Termination” shall mean, in the event that the Termination Date occurs before December 31, 2020, a termination of Executive (i) at the request or upon the initiation of the Company other than for Cause; (ii) due to the death or Disability of Executive; or (iii) upon the resignation or voluntary termination of Executive in the event that Executive is no longer a direct report to the Chief Executive Officer and Executive suffers a significant change or diminution in his duties and responsibilities.

e.	Retention Period. For purposes of this Agreement, the term “Retention Period” shall mean the period between the Effective Date and the close of business on December 31, 2020.

Page 4 of 8	INITIALS
Executive: MT
Company: NS

6.	Non-Solicitation Agreement. The Executive agrees that for a period of twelve (12) months after the Termination Date regardless of the reason for the Executive’s termination of employment with the Company, he will not directly or indirectly hire, solicit or attempt to hire or solicit any employee of, or consultant to the Company, or encourage such employee to terminate his or her employment with the Company, which employee or consultant had been rendering services to the Company at any time within the last twelve (12) month period of Executive’s employment with the Company.

7.	Representations and Warranty. Executive represents and warrants that Executive’s entering into this Agreement and the performance by Executive hereunder will not conflict with, violate or constitute a breach of, or require any consent or approval under, any agreement, license, arrangement or understanding, whether written or oral, or any law, judgment, decree, order, rule or regulation to which Executive is a party or, to the best of his knowledge, by which Executive is bound.

8.	Confidentiality. Except as required by law, the terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by Executive to any person or entity without the prior written consent of the Company, except if required by law and to Executive’s accountants, attorneys or spouse, provided that they agree to maintain the confidentiality of this Agreement.

9.	Employment-at-will. Executive understands that he remains an employee-at-will and that this Agreement does not constitute a contract of employment and does not imply that his employment will continue for any period of time.

10.	Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement. The parties agree that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

11.	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of California, without regard to the conflict of laws provisions thereof. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court in Los Angeles County, in the State of California.

12.	Waiver. The waiver by either party of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach. The failure of a party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing.

Page 5 of 8	INITIALS
Executive: MT
Company: NS

13.	Assignment. This Agreement, as it relates to Executive’s employment, is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his estate and shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.

14.	Entire Agreement. This Agreement (including all agreements and exhibits incorporated by reference herein) constitutes the complete understanding between the parties with respect to Executive’s employment with the Company and supersedes any and all prior and contemporaneous agreements, understandings, representations, and discussions, whether written or oral, between the parties, with respect to Executive’s employment with the Company. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties.

15.	Code Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

a.	A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) thirty (30) days from the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 19 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

Page 6 of 8	INITIALS
Executive: MT
Company: NS

b.	With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

c.	For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g. , “within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

16.	Arbitration of Disputes – Exclusive Remedy: The Company and Executive agree to resolve any claims they may have with each other arising out of this Retention Agreement (except, if either Executive or the Company so elects, any dispute for which injunctive relief is a principal remedy) through final and binding arbitration in accordance with the terms of the existing Arbitration Agreement between the Company and Executive in the attached Exhibit B, which is specifically incorporated by reference herein. Executive and the Company agree to the Arbitration process set forth therein. This arbitration requirement applies to, among other things, disputes about the validity, interpretation, or effect of this Retention Agreement or alleged violations of it, claims of discrimination under federal or state law, or other statutory violation claims. Arbitration in this manner shall be the exclusive remedy for any claim that must be arbitrated pursuant to this section. Should Executive or the Company attempt to resolve such a claim by any method other than arbitration pursuant to this section, the responding party will be entitled to recover from the initiating party all damages, expenses, and attorneys’ fees incurred as a result of that breach.

Page 7 of 8	INITIALS
Executive: MT
Company: NS

ACCEPTED AND AGREED TO	ACCEPTED AND AGREED TO
BY EMPLOYEE:	BY THE COMPANY:

I have read, do understand and voluntarily agree to the provisions of this Agreement.	I have read, do understand and voluntarily agree to the provisions of this Agreement. I am authorized to sign this Agreement on behalf of the Company.

/s/ Mark Tucker	/s/ Natalie Schilling
Signature of Employee	By: Natalie Schilling, VP and CHRO

Mark Tucker	10/31/2019
Print Name of Employee	Date of Signature

Address:____________________________

10/30/2019
Date of Employee’s Signature

Page 8 of 8	INITIALS
Executive: MT
Company: NS

EXHIBIT A

MARK TUCKER

AMENDED AND RESTATED EXECUTIVE RETENTION AGREEMENT

Outstanding Equity Grants That Will Vest (or Not Vest) According to Their Terms On OR Prior to 12-31-2020
Grant Date	Type of Grant	Shares Granted	Specified Vesting Date	Eligible for Accelerated Vesting on Day After Executive’s Last Day to Revoke General Release?

5-1-17	Performance Shares[2]	41,159	3-31-20	No
5-1-17	SARs[3]	22,335	5-1-20	No
2-27-18	Time-based Restricted Shares	703	2-27-20	No
2-28-19	Time-based Restricted Shares	732	2-28-20	No

Outstanding Equity Grants That Are Subject to Accelerated Vesting
Grant Date	Type of Grant	Shares Granted	Specified Vesting Date	Eligible for Accelerated Vesting on Day After Executive’s Last Day to Revoke General Release?

2-27-18	SARs[3]	20,086	2-27-21	Yes
2-27-18	Performance Shares[2]	39,008	2-27-21	Yes
2-27-18	Time-based Restricted Shares	704	2-27-21	Yes
2-28-19	SARs[3]	6,403	2-28-22	Yes (No proration as proration was applied upon grant)
2-28-19	Performance Shares[2]	8,792	2-28-22	Yes (No proration as proration was applied upon grant)
2-28-19	Time-based Restricted Shares	1,466	2-28-21 and 2-28-22	Yes

Possible Future Equity Grants[1] That Are Subject to Accelerated Vesting
Grant Date	Type of Grant	Shares Granted	Specified Vesting Date	Eligible for Accelerated Vesting on Day After Executive’s Last Day to Revoke General Release?

2-24-20	Performance Shares[2]	16,094	3-31-23	Yes (No proration as proration was applied upon grant)
2-24-20	SARs[3]	12,979	2-24-23	Yes (No proration as proration was applied upon grant)
2-24-20	Time-based Restricted Shares	4,023	2-24-21 2-24-22 2-24-23	Yes

1Possible future equity grants shown here are estimates only, based on past experience. The design and scope of the 2020-2023 Long-Term Incentive Plan, if any, will be determined by the Organization and Compensation Committee of the Company’s Board of Directors in its full discretion, and there is no guarantee that grants will be made in the quantities and in the forms shown here.

2Performance Shares are listed at the “Maximum” levels.

3The terms of all SARs shown here will be 7 years from the applicable dates of grants (assuming that the Executive executes a General Release and does not revoke it).